Exhibit 99.1

WEYCO REPORTS FOURTH QUARTER AND FULL YEAR 2022 RESULTS

Milwaukee, Wisconsin---March 7, 2023---Weyco Group, Inc. (NASDAQ: WEYS) (“we,” “our,” “us” and the “Company”) today announced financial results for the quarter and year ended December 31, 2022.

Fourth Quarter 2022

Consolidated net sales were $99.0 million, down 2% from $101.4 million in the fourth quarter of 2021. Consolidated gross earnings increased to 46.6% of net sales compared to 40.2% of net sales in last year’s fourth quarter, due to higher gross margins in our North American wholesale segment. Quarterly operating earnings rose to a record $15.1 million, up 18% compared to $12.8 million in the fourth quarter of 2021. Fourth-quarter 2022 net earnings were $10.2 million, or $1.06 per diluted share, compared to $10.3 million, or $1.07 per diluted share, last year.

North American Wholesale Segment

Fourth quarter wholesale net sales totaled $75.5 million in 2022, down 6% from $79.9 million in 2021. Last year’s fourth quarter sales were abnormally high due to supply chain delays which caused some third quarter orders to ship in the fourth quarter. BOGS and Florsheim’s net sales both declined 14% for the quarter, compared to record fourth quarter sales for the two brands last year. Nunn Bush sales rose 18% over last year’s fourth quarter largely due to strong consumer demand. Net sales of the Stacy Adams brand increased 5%.

Wholesale gross earnings were 41.3% of net sales for the quarter compared to 33.7% of net sales in last year’s fourth quarter. Gross margins returned to pre-pandemic levels as a result of selling price increases implemented to address higher costs. Selling and administrative expenses were $20.5 million, or 27% of net sales, for the quarter, compared to $17.5 million, or 22% of net sales, last year. The increase in 2022 was primarily due to higher advertising and pension expenses. Operating earnings rose to $10.7 million for the quarter, up 14% over $9.4 million in last year’s fourth quarter, due mainly to higher gross margins.

North American Retail Segment

Retail net sales were a record $14.3 million, up 6% compared to $13.5 million in the fourth quarter of 2021. The increase was primarily due to higher sales on the Florsheim website. Sales at our four domestic brick and mortar stores were also up collectively for the quarter.

Retail gross earnings as a percent of net sales were 64.5% and 66.2% in the fourth quarters of 2022 and 2021, respectively. Selling and administrative expenses totaled $5.9 million, or 41% of net sales, for the quarter compared to $5.6 million, or 42% of net sales, last year. Retail operating earnings were $3.3 million in the fourth quarters of both 2022 and 2021, as higher sales were offset by the lower gross margins and higher expenses this year.

Other

The Company’s other operations have historically included the wholesale and retail businesses of Florsheim Australia and Florsheim Europe. However, as previously disclosed, the Company closed Florsheim Europe. As a result, the 2022 operating results of the “other” category reflect only that of Florsheim Australia.

Other net sales were $9.2 million, up 16% compared to $8.0 million in the fourth quarter of 2021. In local currency, Florsheim Australia’s net sales were up 29% for the quarter, with sales up in both its wholesale and retail businesses.

Other gross earnings were 61.8% of net sales for the quarter compared to 61.1% of net sales in the fourth quarter of 2021. Other operating earnings reached $1.1 million for the quarter compared to $41,000 last year. The increase was driven by improved performance of our retail business in Australia.

Full Year 2022

Consolidated net sales for the full year were a record $351.7 million, up 31% compared to $267.6 million in 2021. Consolidated gross earnings as a percent of net sales were 41.1% and 40.1% in 2022 and 2021, respectively. Operating earnings were a record $40.4 million, up 57% over 2021 operating earnings of $25.7 million. Net earnings were a record $29.5 million, or $3.07 per diluted share, in 2022, up 44% compared to $20.6 million, or $2.12 per diluted share, in 2021.

North American Wholesale Segment

Wholesale net sales were a record $283.2 million in 2022, up 38% compared to $205.4 million in 2021. While part of the overall increase was due to pipeline fill, sales were also up due to robust consumer demand and higher selling prices this year. Florsheim and Stacy Adams delivered the largest sales increases, with Florsheim up $27.7 million, or 43%, and Stacy Adams up $20.5 million, or 49%, over last year. Nunn Bush sales increased $15.7 million, or 40%, and BOGS sales increased $13.0 million, or 23%, over 2021. Both Florsheim and BOGS achieved record annual sales in 2022.

Wholesale gross earnings as a percent of net sales were 35.6% in 2022 and 33.8% in 2021. Gross margins returned to pre-pandemic levels as a result of selling price increases implemented to address higher costs. Selling and administrative expenses totaled $68.2 million and $49.9 million in 2022 and 2021, respectively. 2021 expenses were reduced by $5.5 million in wage subsidies received from the U.S. and Canadian governments. As a percent of net sales, wholesale selling and administrative expenses remained flat at 24% of net sales in both 2022 and 2021. Wholesale operating earnings reached a record $32.6 million in 2022, up 68% over $19.5 million in 2021, due mainly to higher sales and gross margins this year.

North American Retail Segment

Retail net sales were a record $36.7 million in 2022, up 16% compared to $31.6 million in 2021. The increase was primarily due to higher sales across all our brands’ websites, fueled by strong consumer demand. Sales were also up for the year at our four domestic brick and mortar stores.

Retail gross earnings were 65.7% of net sales in 2022 and 66.4% of net sales in 2021. Selling and administrative expenses totaled $18.1 million, or 49% of net sales, for the year compared to $14.3 million, or 45% of net sales, last year. The increase in 2022 was mainly due to higher e-commerce expenses, primarily outbound freight and advertising.

The retail segment had operating earnings of $6.1 million in 2022 and $6.7 million in 2021. The decrease was primarily due to lower earnings from our e-commerce business, as higher sales were offset by higher selling and administrative expenses.

Other

Other net sales totaled $31.8 million in 2022 up 4% from $30.7 million in 2021. Sales in U.S. dollars were up $3.5 million, or 12%, at Florsheim Australia. In local currency, Florsheim Australia’s net sales were up 22% for the year, with sales up in both its retail and wholesale businesses. Last year’s sales at Florsheim Australia were negatively impacted by COVID-related lockdowns that existed throughout much of 2021. Florsheim Europe was closed and had no sales in 2022 versus $2.3 million in 2021.

Other gross earnings were 61.1% of net sales in 2022 versus 55.8% of net sales in 2021. Other operating earnings recovered to $1.7 million in 2022, up from operating losses of $404,000 in 2021. The improvement in 2022 was due to stronger performance at Florsheim Australia and the shedding of losses at Florsheim Europe.

“A strong fourth quarter capped our record-breaking year at Weyco Group, making 2022 a milestone year for our company,” stated Thomas W. Florsheim, Jr., the Company’s Chairman and CEO. “Our annual sales surpassed $350 million and operating earnings topped $40 million, significantly exceeding our previous sales and earnings records. Looking ahead to 2023, our focus remains on investing in and developing our core brands, as well as improving the profitability of our business lines worldwide.”

On March 7, 2023, our Board of Directors declared a cash dividend of $0.24 per share to all shareholders of record on March 17, 2023, payable March 31, 2023.

Conference Call Details:

Weyco Group will host a conference call on March 8, 2023, at 11:00 a.m. Eastern Time to discuss the fourth quarter and full year 2022 financial results in more detail. To participate in the call, you will first need to pre-register online. Pre-registration takes only a few minutes and you may pre-register at any time, including up to and after the call start time. To pre-register, please go to:

https://register.vevent.com/register/BI76b2f6bec23745a48aea2ff468c3f39d. The pre-registration process will provide the conference call phone number and a passcode required to enter the call. A replay will be available for one year beginning about two hours after the completion of the call at the following webcast link: https://edge.media-server.com/mmc/p/hrdfqpoo.The conference call will also be available in the investor relations section of Weyco Group’s website at www.weycogroup.com.

About Weyco Group:

Weyco Group, Inc., designs and markets quality and innovative footwear principally for men, but also for women and children, under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, BOGS, Rafters, and Forsake. The Company’s products can be found in leading footwear, department, and specialty stores, as well as on e-commerce websites worldwide. Weyco Group also operates Florsheim stores in the United States and Australia, as well as in certain other international markets.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Various factors could cause our results to be materially different from the results expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, the impact of inflation generally and, specifically, increases in our costs for materials, labor and other manufacturing inputs, a slow down or contraction in the overall U.S. or Australian economies, our ability to successfully market and sell our products in a highly competitive industry and in view of changing and unpredictable consumer trends, our ability to successfully procure our products from independent manufacturers on a timely basis, consumer acceptance of products and other factors affecting retail market conditions, the continuing efforts to address the COVID-19 pandemic, increased interest rates, the uncertain impact of the war in Ukraine and the related economic and other sanctions imposed by the U.S. and European Union, and other factors detailed from time to time in our filings made with the Securities and Exchange Commission, including our annual report on Form 10-K filed on March 11, 2022.  We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, contact:

Judy Anderson

Vice President, Chief Financial Officer and Secretary

414-908-1833

WEYCO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
	(In thousands, except per share amounts)
Net sales	$99,047	$101,379	$351,737	$267,641
Cost of sales	52,940	60,651	207,344	160,194
Gross earnings	46,107	40,728	144,393	107,447

Selling and administrative expenses	31,045	27,948	104,028	81,745
Earnings from operations	15,062	12,780	40,365	25,702

Interest income	95	136	361	641
Interest expense	(501)	-	(710)	(81)
Other (expense) income, net	(593)	680	(277)	1,083

Earnings before provision for income taxes	14,063	13,596	39,739	27,345

Provision for income taxes	3,841	3,255	10,199	6,790

Net earnings	$10,222	$10,341	$29,540	$20,555

Weighted average shares outstanding
Basic	9,540	9,661	9,555	9,662
Diluted	9,582	9,699	9,624	9,693

Earningsper share
Basic	$1.07	$1.07	$3.09	$2.13
Diluted	$1.06	$1.07	$3.07	$2.12

Cash dividends declared (per share)	$0.24	$0.24	$0.96	$0.96

Comprehensive income	$16,735	$13,572	$34,141	$23,766

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

	December 31,	December 31,
	2022	2021
	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$16,876	$19,711
Investments, at fair value	107	8,122
Marketable securities, at amortized cost	1,385	219
Accounts receivable, net	53,298	53,287
Income tax receivable	945	495
Inventories	127,976	71,026
Prepaid expenses and other current assets	5,870	4,317
Total current assets	206,457	157,177

Marketable securities, at amortized cost	7,123	9,996
Deferred income tax benefits	1,038	1,063
Property, plant and equipment, net	28,812	29,202
Operating lease right-of-use assets	13,428	9,543
Goodwill	12,317	12,317
Trademarks	33,618	34,768
Other assets	23,827	23,601
Total assets	$326,620	$277,667

LIABILITIES AND EQUITY:
Short-term borrowings	$31,136	$-
Accounts payable	14,946	19,234
Dividend payable	2,290	-
Operating lease liabilities	4,026	3,593
Accrued liabilities	15,137	11,681
Total current liabilities	67,535	34,508

Deferred income tax liabilities	8,530	5,026
Long-term pension liability	15,523	27,776
Operating lease liabilities	10,661	7,520
Other long-term liabilities	466	1,442
Total liabilities	102,715	76,272

Common stock	9,584	9,709
Capital in excess of par value	70,475	68,718
Reinvested earnings	164,039	147,762
Accumulated other comprehensive loss	(20,193)	(24,794)
Total equity	223,905	201,395
Total liabilities and equity	$326,620	$277,667

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Twelve Months Ended December 31,
	2022	2021
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$29,540	$20,555
Adjustments to reconcile net earnings to net cash (used for) provided by operating activities -
Depreciation	2,485	2,490
Amortization	282	307
Bad debt expense	151	198
Deferred income taxes	1,297	910
Net foreign currency transaction losses (gains)	43	(233)
Share-based compensation expense	1,523	1,575
Pension settlement charge	894	-
Pension expense (benefit)	178	(26)
Impairment of long-lived assets	-	1,131
Impairment of trademark	1,150	-
Loss on disposal of fixed assets	117	44
Gain from fair value measurement of contingent consideration	(857)	-
Increase in cash surrender value of life insurance	(690)	(636)
Changes in operating assets and liabilities - net of effects from acquisition
Accounts receivable	(282)	(18,717)
Inventories	(56,963)	(11,349)
Prepaid expenses and other assets	(1,429)	71
Accounts payable	(4,293)	10,755
Accrued liabilities and other	(2,553)	(1,567)
Accrued income taxes	(497)	884
Net cash (used for) provided by operating activities	(29,904)	6,392

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of business	-	(2,550)
Proceeds from maturities of marketable securities	1,719	4,791
Purchases of investment securities	-	(35,000)
Proceeds from sale of investment securities	8,049	26,878
Life insurance premiums paid	-	(111)
Purchases of property, plant and equipment	(2,342)	(1,007)
Net cash provided by (used for) investing activities	7,426	(6,999)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(6,951)	(9,345)
Shares purchased and retired	(4,195)	(2,525)
Net proceeds from stock options exercised	293	2
Taxes paid related to the net share settlement of equity awards	(12)	-
Proceeds from bank borrowings	120,608	-
Repayments of bank borrowings	(89,472)	-
Net cash provided by (used for) financing activities	20,271	(11,868)

Effect of exchange rate changes on cash and cash equivalents	(628)	(290)

Net decrease in cash and cash equivalents	$(2,835)	$(12,765)

CASH AND CASH EQUIVALENTS at beginning of year	19,711	32,476

CASH AND CASH EQUIVALENTS at end of year	$16,876	$19,711

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$9,441	$5,806
Interest paid	$710	$80